Filed Pursuant to Rule 424(b)(2)

Registration No. 333-212571

Market Linked Securities Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company research departments. Please see the relevant offering materials for complete product descriptions, including related risk and tax disclosure. Filed by Wells Fargo & Company pursuant to Rule 433(d)(1)(i). Distributed by Wells Fargo Securities, LLC MARKET LINKED SECURITIES WITH LEVERAGED UPSIDE PARTICIPATION TO A CAP AND FIXED PERCENTAGE BUFFERED DOWNSIDE ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION.

Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside have complex features and are not suitable for all investors. Before deciding to make an investment, you should read and understand the applicable preliminary pricing supplement and other related offering documents provided by the applicable issuer. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside allow you to participate in the performance of a market measure, such as an index of equity securities, an exchange-traded fund, or a basket of indexes or exchange-traded funds. In contrast to a direct investment, Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside provide a buffer against a moderate decline in the market measure and the potential to achieve a higher return in certain market scenarios, subject to a capped value. However, if the market measure declines in value by more than the buffer, you could incur a substantial loss on your investment. The buffer and potential for a higher return apply at maturity only and, if the issuer defaults on its payment obligations, you could lose your entire investment. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are unsecured debt obligations of the issuer. You will have no ability to pursue the underlying market measure or any assets included in the underlying market measure for payment. The charts in this section do not reflect forgone dividend payments Direct investment payoff For traditional assets, such as stocks, there is a direct relationship between the change in the level of the asset and the return on the investment. For example, as the graph indicates, suppose you bought shares of a common stock at $100 per share. If you sold the shares at $120 each, the return on the investment (excluding any dividend payments) would be $20 per share, or 20%. Similarly, if you sold the shares after the price decreased to $80 (i.e., a decline of 20%), this would result in a 20% investment loss (excluding dividends). 2 | Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Investment Return Hypothetical Stock Return +40% +30% +20% 20% return +10% Stock value increases by 20% -40%-30% Stock value decreases by 20% -20% -10% +10%+20% +30%+40% -10% -20% -30% -40% -20% return

Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside payoff Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside offer a return at maturity that is based on the performance of a specified market measure, as measured from a specified starting level to the closing level of the market measure on a calculation day shortly before maturity (the ending level). To understand how Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside would perform under varying market conditions, consider the following hypothetical terms: • Participation rate: 125%. A participation rate determines how much of the appreciation of the underlying market measure (if any) will be reflected in the payment at maturity on Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, subject to the capped value described below. A participation rate of 125% means that if the market measure appreciates from its starting level to its ending level, the investor will receive a total return at maturity equal to 125% of that appreciation, subject to the capped value described below. For example, if the market measure appreciates by 8%, the investor will receive a total return at maturity of 10% (which is 125% of 8%). Capped value: 120%. A capped value effectively sets a ceiling above which the investor will not participate in further appreciation of the market measure. A capped value of 120% means that the investor will not receive more than 120% of the original offering price of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside at maturity. This results in a maximum total return at maturity of 20%, even if the market measure appreciates by more than 20%. Note that the capped value effectively reduces the participation rate in scenarios where the participation rate multiplied by the appreciation of the market measure would exceed the maximum total return at maturity. Buffer: 10%. A buffer offers a measure of downside market risk reduction at maturity as compared to a direct investment in the market measure. A 10% fixed buffer means that an investor will be repaid the original offering price at maturity if the market measure declines by 10% or less from the starting level to the ending level – in other words, if the ending level is greater than or equal to a threshold level that is equal to 90% of the starting level. However, if the market measure declines by more than 10%, so that the ending level is less than the threshold level, the investor will incur a loss equal to the percentage decline of the market measure in excess of 10%. For example, if the market measure declines by 25%, the percentage decline of 25% will exceed the 10% buffer by 15% and the investor will incur a 15% loss at maturity. • • This information, including the graph to the left, is hypothetical and is provided for informational purposes only. It is not intended to represent any specific return, yield, or investment, nor is it indicative of future results. The graph illustrates the payoff on hypothetical Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside described above for a range of percentage changes from the starting level to the ending level. -10% +10%+20% +30%+40% Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside | 3 Market Linked Security Return Potential Outperformance -40% -30% -20% +40% U +30% +20% Potential nderperformance +10% Hypothetical Market Measure Return Buffered Downside -10% -20% -30% -40% Market Measure return Market Linked Security return

This hypothetical Market Linked Security with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside could potentially allow you to outperform the underlying market measure if the ending level of the market measure has declined from the starting level or has increased from the starting level by less than 20%. Note that because the value of the market measure does not incorporate dividends paid on the market measure, the return on Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside does not compensate you for dividends paid on the market measure. All payments on the securities are subject to the ability of the issuer to make such payments to you when they are due, and you will have no ability to pursue the market measure or any assets included in the market measure for payment. If the issuer defaults on its payment obligations, you could lose your entire investment. The diagram below illustrates how the cash payment on the stated maturity date for this hypothetical Market Linked Security with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will be calculated. The diagram below assumes an original offering price of $1,000 per security. Determining payment at maturity You will receive per security an amount greater than $1,000 calculated as follows: Is the ending level greater than the starting level? ending level – starting level Yes $1,000 x [ ] x participation rate $1,000 + starting level but not more than the capped value. No Is the ending level equal to or greater than the threshold level? Yes You will receive per security: $1,000 No You will receive per security: $1,000 x threshold level – ending level $1,000 - starting level In this case, you will receive less than the original offering price per security. Estimated value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside The original offering price of each Market Linked Security with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will include certain costs that are borne by you. Because of these costs, the estimated value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside on the pricing date will be less than the original offering price. If specified in the applicable pricing supplement, these costs may include the underwriting discount or commission, the hedging profits of the issuer’s hedging counterparty (which may be an affiliate of the issuer), hedging and other costs associated with the offering, and costs relating to the issuer’s funding considerations for debt of this type. See “General risks and investment considerations” below and the applicable pricing supplement for more information. 4 | Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

The issuer will disclose the estimated value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside in the applicable pricing supplement. The estimated value of a Market Linked Security with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will be determined by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the security, which combination consists of a non-interest bearing, fixed-income bond, and one or more derivative instruments underlying the economic terms of the security. You should read the applicable pricing supplement for more information about the estimated value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside and how it is determined. Which investments are right for you? It is important to read and understand the applicable preliminary pricing supplement and other related offering documents, and consider several factors before making an investment decision. An investment in Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside may help you modify your portfolio’s risk-return profile to more closely reflect your market views. However, at maturity, you may incur a loss on your investment, and you may sacrifice some return opportunities with a maximum return cap (capped value) and forgo interest payments and dividend payments. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are not suitable for all investors, but may be suitable for investors aiming to: • • • Supplement their existing investments with new return profiles Add a layer of partial protection against losses at maturity Obtain exposure to a market measure with a different risk/return profile than a direct investment in that market measure You can find a discussion of risks and investment considerations on the next page and in the preliminary pricing supplement and other related offering documents for any Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside. The following questions, which you should review with your financial advisor, are intended to initiate a conversation about whether Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are right for you. • Are you comfortable with the potential loss of a significant portion of your initial investment as a result of a percentage decline of the market measure that exceeds the buffer? What is your time horizon? Do you foresee liquidity needs? Will you be able to hold these investments until maturity? Does protection against moderate market declines take precedence for you over uncapped returns, dividend payments, or fixed returns? What is your outlook on the market? What is your sensitivity to the tax treatment for your investments? Are you dependent on your investments for current income? Are you willing to accept the credit risk of the applicable issuer in order to obtain the exposure to the market measure that Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside provide? • • • • • • Before making an investment decision, please work with your financial advisor to determine which investment products may be appropriate, given your financial situation, investment goals, and risk profile. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside | 5

General risks and investment considerations Investments in Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are not suitable for all investors. They involve a variety of risks and may be linked to a variety of different market measures. Each Market Linked Security with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside and each market measure will have its own unique set of risks and investment considerations. Before you invest in Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, you should thoroughly review the relevant preliminary pricing supplement and other related offering documents for a comprehensive discussion of the risks associated with the investment. The following are general risks and investment considerations applicable to Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside: • Principal and performance risk. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are not structured to repay your full principal amount on the stated maturity date. As a result, depending on the performance of the market measure, the payment you receive at maturity may be less than the original offering price of the Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside and you may incur a substantial loss on your investment. Limited upside. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are subject to a capped value, which will limit your return potential. Because of the capped value, the return you receive at maturity on Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside may be lower than the return you could have achieved on a direct investment in the market measure. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached. Liquidity risk. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are not appropriate for investors who may have liquidity needs prior to maturity. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are not listed on any securities exchange and are generally illiquid instruments. Neither Wells Fargo Securities nor any other person is required to maintain a secondary market for Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside. Accordingly, you may be unable to sell your Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside prior to their maturity date. If you choose to sell Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside prior to maturity, assuming a buyer is available, you may receive less in sale proceeds than the original offering price. Market value uncertain. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are not appropriate for investors who need their investments to maintain a stable value during their term. The value of your Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside prior to maturity will be affected by numerous factors, such as performance, volatility, and dividend rate of the market measure; interest rates; the time remaining to maturity; the correlation among basket components, if applicable; and the applicable issuer’s creditworthiness. Wells Fargo Securities anticipates that the value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will always be at a discount to the capped value. Costs to investors. The original offering price of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will include certain costs that are borne by you. These costs will adversely affect the economic terms of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside and will cause their estimated value on the pricing date to be less than the original offering price. If specified in the applicable pricing supplement, these costs may include the underwriting discount or commission, the hedging profits of the issuer’s hedging counterparty (which may be an affiliate of the issuer), hedging and other costs associated with the offering, and costs relating to the issuer’s funding considerations for debt of this type. These costs will adversely affect any secondary market price for Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, which may be further reduced by a bid-offer spread. As a result, unless market conditions and other relevant factors change significantly in your favor following the pricing date, any secondary market price for Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside is likely to be less than the original offering price. Credit risk. Any investment in Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside is subject to the ability of the applicable issuer to make payments to you when they are due, and you will have no ability to pursue the market measure or any assets included in the market measure for payment. If the issuer defaults on its payment obligations, you could lose your entire investment. In addition, the actual or perceived creditworthiness of the issuer may affect the value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside prior to maturity. • • • • • 6 | Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

• No periodic interest or dividend payments. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside do not typically provide periodic interest. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside linked to equities do not provide for a pass through of any dividend paid on the underlying equities. Estimated value considerations. The estimated value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside that will be disclosed in the applicable pricing supplement will be determined by the issuer or an underwriter of the offering, which underwriter may be an affiliate of the issuer and may be Wells Fargo Securities. The estimated value will be based on the issuer’s or the underwriter’s proprietary pricing models and assumptions and certain inputs that may be determined by the issuer or underwriter in its discretion. Because other dealers may have different views on these inputs, the estimated value that is disclosed in the applicable pricing supplement may be higher, and perhaps materially higher, than the estimated value that would be determined by other dealers in the market. Moreover, you should understand that the estimated value that is disclosed in the applicable pricing supplement will not be an indication of the price, if any, at which Wells Fargo Securities or any other person may be willing to buy the securities from you at any time after issuance. Conflicts of interest. Potential conflicts of interest may exist between you and the applicable issuer and/or Wells Fargo Securities. For example, the applicable issuer, Wells Fargo Securities or one of their respective affiliates may engage in business with companies whose securities are included in a market measure, or may publish research on such companies or a market measure. In addition, the applicable issuer, Wells Fargo Securities, or one of their respective affiliates may be the calculation agent for the purposes of making important determinations that affect the payments on Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside. Finally, the estimated value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside may be determined by the issuer or an underwriter of the offering, which underwriter may be an affiliate of the issuer and may be Wells Fargo Securities. Effect of trading and other transactions. Trading and other transactions by the applicable issuer, Wells Fargo Securities, or one of their respective affiliates could affect the underlying market measure or the value of Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside. Index risk. If the market measure is an index, or an ETF that tracks an index, your return on Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside may be adversely affected by changes that the index publisher may make to the manner in which the index is constituted or calculated. Furthermore, if the index represents foreign securities markets, you should understand that foreign securities markets tend to be less liquid and more volatile than U.S. markets and that there is generally less information available about foreign companies than about companies that file reports with the U.S. Securities and Exchange Commission. Moreover, if the index represents emerging foreign securities markets, Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will be subject to the heightened political and economic risks associated with emerging markets. ETF risk. If the market measure is an exchange-traded fund (ETF), it may underperform the index it is designed to track as a result of costs and fees of the ETF and differences between the constituents of the index and the actual assets held by the ETF. In addition, an investment in Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside linked to an ETF involves risks related to the index underlying the ETF, as discussed in the previous risk consideration. If the index includes foreign securities, Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside will be subject to currency exchange rate risk, as the value of the ETF will be adversely affected if the currencies in which the foreign securities trade depreciate against the U.S. dollar. Basket risk. If the market measure is a basket, the performance of the basket components may offset each other. Any appreciation of one or more basket components may be moderated, or wholly offset, or more than offset, by depreciation of one or more other basket components. Tax considerations. The tax consequences of an investment in Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are uncertain. You should review carefully the relevant preliminary pricing supplement and other related offering documents and consult your tax advisors regarding the application of the U.S. Federal income tax laws to your particular circumstances, as well as any tax consequences arising under the laws of any state, local, or foreign jurisdiction. • • • • • • • Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside | 7

Always read the preliminary pricing supplement and other related offering documents. Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside are offered with a preliminary pricing supplement and other related offering documents. Investors should read and consider these documents carefully before investing. Prior to investing, always consult your financial advisor to understand the investment structure in detail. For more information about Market Linked Securities with Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside and what structures are currently available for investment, contact your financial advisor who can advise you of whether or not a particular offering may meet your individual needs and investment requirements. Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA, NFA, and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company. © 2016 Wells Fargo Securities. All rights reserved. MC-6159 (11/16) Each issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the applicable registration statement and other documents the applicable issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the applicable issuer, any underwriter or any dealer participating in the offering will arrange to send you the applicable prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.